EXHIBIT 99.2
April 10, 2006
JK Acquisition Corp.
5847 San Felipe, Suite 4350
Houston, Texas 77057
Ferris, Baker Watts, Incorporated
7601 Lewinsville Road, Suite 450
McLean, Virginia 22102
Re: Initial Public Offering
Gentlemen:
          The undersigned officer and director and stockholder of JK Acquisition Corp. (“Company”), in consideration of Ferris, Baker Watts, Incorporated (“FBW”) entering into a letter of intent (“Letter of Intent”) to underwrite an initial public offering of the securities of the Company (“IPO”) and embarking on the IPO process, hereby agrees as follows (certain capitalized terms used herein are defined in paragraph 12 hereof):
          1. If the Company solicits approval of its stockholders of a Business Combination, the undersigned will vote all shares of Common Stock of the Company, including the Insider Shares, shares of Common Stock included in the Placement Units and IPO Shares, owned by him in accordance with the majority of the votes cast by the holders of the IPO Shares.
          2. The undersigned will escrow his Insider Shares until six months after the consummation of a Business Combination subject to the terms of a Stock Escrow Agreement which the Company will enter into with the undersigned and an escrow agent acceptable to the Company.
          3. In the event that the Company fails to consummate a Business Combination within 18 months from the effective date (“Effective Date”) of the registration statement relating to the IPO (or 24 months under the circumstances described in the prospectus relating to the IPO), the undersigned will take all reasonable actions within his power to cause the Company to liquidate as soon as reasonably practicable. The undersigned hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Fund (as defined in the Letter of Intent) with respect to his Insider Shares and shares of Common Stock included in the Placement Units and waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company, agrees that warrants included on the Placement Units shall expire worthless and will not seek recourse against the Trust Fund for any reason whatsoever. The undersigned agrees to indemnify and hold harmless the Company against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) which the Company may become subject to as a result of any claim by any vendor that is owed money by the Company for services rendered or products sold but only to the extent necessary to ensure that such loss, liability, claim, damage or expenses does not reduce the amount in the Trust Fund..
          4. In order to minimize potential conflicts of interest which may arise from multiple affiliations, the undersigned agrees to present to the Company for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of the consummation by the Company of a Business Combination, the liquidation of the Company or until such time as the undersigned ceases to be an officer or director of the Company, subject to any pre-existing fiduciary obligations the undersigned might have, including, but not limited to, the undersigned’s obligation to present business opportunities to RSTW Partners.
          5. The undersigned acknowledges and agrees that the Company will not consummate any Business Combination which involves a company which is affiliated with any of the Insiders unless the Company obtains an opinion from an independent investment banking firm reasonably acceptable to FBW that the business combination is fair to the Company’s stockholders from a financial perspective.
          6. The Placement Unit Shares of Common Stock and warrants included therein, and shares of Common Stock issuable upon exercise of such warrants may not be sold, assigned or otherwise transferred until the consummation of a Business Combination.
          7. Neither the undersigned, any member of the family of the undersigned, or any affiliate of the undersigned will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the family of the undersigned or any affiliate of the undersigned originates a Business Combination.
          8. The undersigned agrees to be Chief Executive Officer and Chairman of the Board of Directors of the Company until the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. The undersigned’s biographical information furnished to the Company and FBW and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to the undersigned’s background and contains all of the information required to be disclosed pursuant to Section 401 of Regulation S-K, promulgated under the Securities Act of 1933. The undersigned’s Questionnaire furnished to the Company and FBW and annexed as Exhibit B hereto is true and accurate in all respects. The undersigned represents and warrants that:
(a)	he is not subject to or a respondent in any legal action for, any injunction cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b)	he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and

(c)	he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.
          9. The undersigned has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as Chief Executive Officer and Chairman of the Board of Directors of the Company.
          10. Neither the undersigned, any member of the family of the undersigned, nor any affiliate of the undersigned will be entitled to receive and will not accept any compensation for services rendered to the Company prior to the consummation of the Business Combination; provided that commencing on the Effective Date, 4350 Management, LLC (“Related Party”), shall be allowed to charge the Company an allocable share of Related Party’s overhead, $7,500 per month, to compensate it for certain limited administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, in Houston, Texas, that it will provide to the Company. Related Party and the undersigned shall also be entitled to reimbursement from the Company for their out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination.
          11. The undersigned authorizes any employer, financial institution, or consumer credit reporting agency to release to FBW and its legal representatives or agents (including any investigative search firm retained by FBW) any information they may have about the undersigned’s background and finances (“Information”), purely for the purposes of the Company’s IPO (and shall thereafter hold such information confidential). Neither FBW nor its agents shall be violating the undersigned’s right of privacy in any manner in requesting and obtaining the Information and the undersigned hereby releases them from liability for any damage whatsoever in that connection.

          12. As used herein, (i) a “Business Combination” shall mean an acquisition by merger, capital stock exchange, asset or stock acquisition, reorganization or otherwise, of an operating business selected by the Company; (ii) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO; (iii) “Insider Shares” shall mean all of the shares of Common Stock of the Company owned by an Insider prior to the closing of the IPO, excluding any shares purchased in a private placement prior of the IPO; (iv) “IPO Shares” shall mean the shares of Common Stock issued in the Company’s IPO and (v) “Placement Units” means the units purchased from the Company immediately prior to the closing of the IPO, including shares of Common Stock of the Company included therein and the shares of Common Stock issuable upon the exercise of the warrants included therein.

James P Wilson

Print Name of Insider

/s/ James P. Wilson Signature

EXHIBIT A
BIOGRAPHY
James P. Wilson has been our Chairman of the Board, Chief Executive Officer and Secretary since our inception. Mr. Wilson is a Managing Partner of RSTW Partners, a private debt and equity firm he co-founded in 1990. RSTW Partners raised a series of three private equity funds totaling $871.5 million in capital. RSTW Partners invested in 55 private debt and equity transactions in middle market companies across the United States. Mr. Wilson is also the chairman of two operating companies: Supply ONE, Holdings, Inc. (October 1998 — present), a specialty packaging and distribution company, and Superior Air Parts (December 1997 — present), a manufacturer of piston engines and piston engine replacement parts for the general aviation industry. Additionally, Mr. Wilson is a member of the board of directors of Restaurants Unlimited, Inc. (August 1996 — present) and Alpha Circuits, Inc. (June 2004 — present). In connection with the supervision of investments made by RSTW Partners, Mr. Wilson previously served as a director of Busy Body, Inc. (December 1998 — October 2001) and OB Sports, Inc., (September 1997 — June 2003) each of which filed for protection under the federal bankruptcy laws during the period Mr. Wilson served as a director. Prior to co-founding RSTW Partners, Mr. Wilson was a vice president of the First Texas Merchant Banking Group, (August 1987 — December 1989) a private subordinated debt investment group. Mr. Wilson began his career in 1981 as a Certified Public Accountant with the national accounting firm of Arthur Young & Co (now Ernst & Young). Mr. Wilson holds a B.B.A. in accounting from Texas A&M University. Mr. Wilson is a member of the Mays Business School Development Board and a member of the Executive Committee of the 12th Man Foundation of Texas A&M University.

EXHIBIT B
D&O Questionnaire